                                Exhibit h (10)

                      AMENDMENT TO THE SUB-ADMINISTRATION
                         AND FUND ACCOUNTING AGREEMENT

     THIS AMENDMENT, dated as of this 28/th/ day of December, 1999 is made to the Sub-Administration and Fund Accounting Agreement (the "Agreement") dated July 1, 1998, between ABN AMRO FUND SERVICES, INC. (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. (n/k/a PFPC Inc.)("PFPC").

                                  WITNESSETH

     WHEREAS, the parties desire to amend the Agreement to document certain revisions thereto.

     NOW THEREFORE, the Company and PFPC agree that as of the date first referenced above, the Agreement shall be amended as follows:

1. All references to "First Data Investor Services Group, Inc." and "Investor Services Group" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

2.   Schedule A is hereby deleted and replaced with the attached revised
Schedule A.

3. Schedule B "FEE SCHEDULE" is hereby deleted and replaced with the attached revised Schedule B.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


ABN AMRO FUNDS                        PFPC INC.
(f/k/a Rembrandt Funds)               (f/k/a First Data Investor Services Group)

By: /s/ Steven A. Smith               By: /s/ Jylanne Dunn

Title: Senior Vice President          Title: Senior Vice President

                                   Exhibit 1

                              LIST OF PORTFOLIOS

                        Revised as of December 28, 1999

Money Market Funds
      Treasury Money Market Fund
      Government Money Market Fund
      Money Market Fund
      Tax-Exempt Money Market Fund

Fixed Income Funds
      Fixed Income Fund
      Tax-Exempt Fixed Income Fund
      International Fixed Income Fund
      Limited Volatility Fixed Income Fund

Balanced Funds
      Balanced Fund

Equity Funds
      Value Fund
      Growth Fund
      International Equity Fund
      Small Cap Fund
      Asian Tigers Fund
      TransEurope Fund
      Latin America Equity Fund
      Real Estate Fund

Institutional Funds
      Prime Money Market Fund
      Treasury Money Market Fund
      Government Money Market Fund

                                  Schedule B

                                 FEE SCHEDULE
                                 ------------

                        Revised As of December 28, 1999

     For the services to be rendered, the facilities to be furnished and the payments to be made by PFPC, as provided for in this Agreement, the Company, on behalf of each Portfolio, will pay PFPC a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

 .  Fund Administration Fee:

     A.   Money Market Funds, Fixed Income Funds, Balanced Funds and Equity
          Funds:
          0.06% of average net assets for assets up to $2 billion*
          0.04% of average net assets for assets up to $2 billion*
               *average assets shall be calculated in the aggregate for all of the referenced funds

     B.   Institutional Funds:
          $10,000 one time start up fee (Preparation, review and filing of a new prospectus for three portfolios - two classes each)
          0.02% of average net assets**
               **after six months a minimum fee of $40,000 per portfolio shall apply if the average net assets of the Institutional Funds do not exceed $200,000 million

 .  Fund Accounting Fee:

     A.   Money Market Funds, Fixed Income Funds, Balanced Funds and Equity
Funds:

          Regular Rate:
          ------------
          Per Portfolio                  $35,000
          Each additional class          $ 2,500

          For any new Portfolios commencing operations on or after December 31, 1999, the following fee schedule shall apply:

          Portfolio Assets                            Fund Accounting Fee
          ----------------                            -------------------
          up to $10 million                           waived
          $10 million to $20 million                  $17,500 (1/2 regular rate)
          over $20,000                                regular rate

     B.   Institutional Funds:              Fund Accounting Fee Waived

 .  Early Termination Fee:

     The Early Termination Fee referred to in Section 8(e) and Section 13.5 of the Transfer Agency Agreement (together with this Agreement, the "Agreements") shall equal in the aggregate $1,500,000 if such termination occurs during the first year of the Agreements and $750,000 if such termination occurs during the second year of the Agreements.

 . Investor Services Group shall be entitled to collect all out-of-pocket fees described in Schedule C.